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                                  SCHEDULE 1

         The Reporting Persons have engaged in the following transactions in Shares since March 10, 2000, the last day on which a transaction in the Shares by the Reporting Persons was reported on the Schedule 13D.


Transaction             Number of           Price
   Date                  Shares           Per Share*      Purchaser
-----------             ---------         ----------      ---------
03-13-00                  1,000             1.3750          Bisco
03-20-00                  8,500             1.4375          Bisco
03-22-00                  5,000             1.5000          Plan
03-23-00                  5,000             1.5000          Plan
03-23-00                  8,000             1.4375          Bisco
03-24-00                  7,000             1.5000          Plan

* Excluding commissions


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